Name of Registrant:
Templeton Dragon Fund, Inc.

File No. 811-08394

Exhibit Item No. 77C Matter Submitted to a Vote of Security Holders

The Annual Meeting of Shareholders of Templeton Dragon Fund, Inc.
(the "Fund") was held at the Fund's offices, 500 East Broward Boulevard, Fort Lauderdale, Florida, on May 21, 2010. The purposes of the meeting was to elect five (5) Directors and the ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2010. At the meeting, the following persons were elected by the shareholders to serve as Directors of the Fund: Edith E. Holiday, J. Michael Luttig,
Larry D. Thompson, Charles B. Johnson and Gregory E. Johnson.* No other business was transacted at the meeting.

The results of the voting at the Annual Meeting are as follows:

Prosposal 1.  The election of five Directors:



                               % of       % of             % of    % of shares
Term Expiring             outstanding   Shares         outstanding Present and
2013                  For    Shares     Voted  Withheld   Shares      Voting

Edith E. Holiday   23,091,492  60.97%   71.08%  9,394,632  24.81%     28.92%
Larry D. Thompson  23,056,839  60.88%   70.97%  9,429,285  24.90%     29.03%
Charles B. Johnson 23,151,296  61.13%   71.27%  9,334,828  24.65%     28.73%
Gregory E. Johnson 23,088,681  60.96%   71.07%  9,397,443  24.81%     28.93%



                               % of     % of               % of    % of shares
Term Expiring              outstanding Shares          outstanding Present and
2011                  For      Shares   Voted  Withheld   Shares      Voting
J. Michael Luttig 23,065,003  60.90%    71.00% 9,421,121  24.88%      29.00%

*Harris J. Ashton, Ann Torre Bates, Frank J. Crothers, David W. Niemiec, Frank A. Olson, Constantine D. Tseretopoulos and Robert E. Wade.

Proposal 2. The ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2010.

        Shares Voted    % of outstanding Shares   % of Voted Shares
For	32,115,095               84.80%                  98.89%
Against    231,171                0.61%                   0.71%
Abstain    139,859                0.37%                   0.43%
Total   15,160,213               85.78%	                100.00%